Exhibit 10.5

Execution Version

BOARD RIGHTS AGREEMENT

This BOARD RIGHTS AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of July 28, 2017, is entered into by and among (a) Emergent Capital, Inc., a Florida corporation (“Emergent”), (b) PJC Investments, LLC, a Texas limited liability company (on behalf of itself and InvestCo 1, LLC, a Delaware limited liability company) (“PJC”) and (c) JSARCo, LLC, a Delaware limited liability company (“JSARCo”) (PJC and JSARCo are jointly referred to as the “Investor”).  Each of Emergent, PJC and JSARCo may also be referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, PJC and Emergent are parties to certain Master Transaction Agreements, dated as of March 15, 2017 and May 12, 2017, as amended, supplemented or otherwise modified from time to time (collectively, the “Master Transaction Agreement”), by and among Emergent, PJC and the Consenting Convertible Note Holders party(ies) thereto;

WHEREAS, pursuant to the Master Transaction Agreement (i) PJC and Triax Capital Advisors LLC (“Triax”) may designate JSARCo to be party to the Board Documents and (ii) upon such designation, the Investor may designate three (3) directors to the board of directors of Emergent (the “Board”); and

WHEREAS, PJC and Triax have agreed with Opal Sheppard Opportunities Fund I LP (“Opal Sheppard”) that of such director designees, one (1) such designation is to be made by Opal Sheppard pursuant to a Designation Agreement between Opal Sheppard and Emergent dated as of the date hereof (the “Opal Sheppard Agreement”) while the Opal Sheppard Agreement is in effect. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Master Transaction Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

SECTION 1.                            PROCEDURAL MATTERS.

1.1                               Pursuant to the Master Transaction Agreement, PJC hereby designates JSARCo as an “Investor” as defined in the Master Transaction Agreement.

1.2                               On the Closing Date and in connection with the Closing, Emergent shall cause the following members of the Board to resign therefrom: James Chadwick, Michael A. Crow, Phillip Goldstein, Gerald Hellerman and Gilbert Nathan.

1.3                               At any meeting of stockholders at which Designated Directors (as defined below) are to be elected, Emergent shall nominate no more nominees than the number of seats to be filled.

SECTION 2.                            DESIGNATION OF DIRECTORS.

2.1                               On the Closing Date, the two (2) individuals nominated by Investor and set forth on Schedule A attached hereto (each such individual, a “Designated Director”) shall be added to the Board to fill vacancies on the Board created on such date. To the extent that any Designated Director is not appointed to the Board on the Closing Date, the Board shall promptly thereafter (and in any event within five (5) Business Days of the Closing Date) fill the existing vacancy or vacancies on the Board with such Designated Director(s) and if no such vacancy exists, the Board shall be expanded to create one (1) or more vacancies, as necessary, and fill such newly created vacancies with such Designated Director(s).

2.2                               If any Designated Director (or any successor Designated Director) shall at any time cease to be affiliated with the Investor or any Affiliates thereof, or shall cease to be able to serve on the Board by reason of his resignation, death, incapacity, disability, disqualification or removal, or as a result of a conflict of interest, but not as a result of the Designated Director’s failure to be re-elected by the stockholders of Emergent, then the Investor shall be entitled to nominate a new individual to serve as a member of the Board and the Board shall fill the vacancy created by such departed Designated Director with such nominated individual, provided that such nominated individual satisfies the requirements set forth in Section 2.4.  Any such nominated individual shall be deemed to be the Designated Director hereunder.  As of the date of the Closing, the Investor shall have the right to designate three (3) Designated Directors to the Board, one of which shall be designated pursuant to the Opal Sheppard Agreement, and thereafter, three (3) Designated Directors, one of which shall be designated pursuant to the Opal Sheppard Agreement so long as the Opal Sheppard Agreement is in effect; provided that for so long as the Investor and/or any Affiliates thereof, in the aggregate, beneficially own (without duplication): (a) at least 20% but less than 30% of the issued and outstanding shares of common stock of Emergent (the “Common Stock”), the Investor shall have the right to designate two (2) Designated Directors to serve until the next annual or other meeting of stockholders at which directors are to be elected; (b) at least 10% but less than 20% of the issued and outstanding shares of Common Stock, the Investor shall have the right to designate one (1) Designated Director to serve until the next annual or other meeting of stockholders at which directors are to be elected; in each case as provided in the first sentence of this Section 2.2, and the Board shall, subject to Section 2.4 below, recommend at each meeting of stockholders at which Designated Director(s) are to be elected to include such number of Designated Directors as the Board’s nominees for election to the Board or to fill a vacancy left by one or more departed Designated Director(s), in each case in order to have such Designated Director(s) on the Board.  The Board shall not take any action which is inconsistent with making such recommendation.  In the event that the stockholders do not elect one or more Designated Directors at a meeting of stockholders at which such Designated Director(s) are nominated for election, then, promptly after such meeting of stockholders (and in any event within ten (10) Business Days of such meeting of stockholders), the Investor shall have the right to designate one or more new Designated Director(s) to fill the vacancy created by such event as provided in the first sentence of this Section 2.2; provided, that if (a) the nominated Designated Director is not elected at such meeting of stockholders and (b) there is no vacancy on the Board following the election of directors at such meeting of stockholders, then the Board shall be expanded by one (1) director and Investor shall have the right to designate a new Designated Director to fill the vacancy created by such Board expansion as provided in the first sentence of this Section 2.2.

2.3                               If the Investor and/or any Affiliates thereof, in the aggregate, beneficially own (without duplication) less than 10% of the issued and outstanding shares of Common Stock (the “Minimum Percentage”), the Investor’s right to designate one or more Designated Directors shall terminate and the Designated Director(s) shall, and the Investor shall cause the Designated Director(s) to, promptly upon request of Emergent, submit his or her resignation to the Board.

2.4                               Notwithstanding anything to the contrary herein, it shall be a condition precedent to any Designated Director’s service on the Board, whether in order to fill a vacancy on the Board or following an election to the Board, that such Designated Director shall, in the reasonable judgment of the Board, (a) have the requisite skill and experience to serve as a director of a publicly traded company, (b) not be prohibited or disqualified from serving as a director of Emergent pursuant to (i) any applicable rule or regulation of the SEC, (ii) any applicable rule or regulation imposed by any exchange on which Emergent’s common stock is traded or (iii) any applicable law, and (c) qualify as an independent director under any applicable SEC and exchange requirements, rules and interpretations.  The Board will adopt standards of skill and experience desired of potential candidates for nomination to the Board, which will be reflected in a charter of a committee of the Board or other similar document.  The Parties agree that the individuals set forth on Schedule A hereto shall be deemed to satisfy the standards of skill and experience desired of potential candidates for nomination to the Board.  The Investor agrees to timely provide Emergent with accurate and complete information relating to a prospective Designated Director that may be required to be considered by the Board or disclosed by Emergent under applicable exchange listing requirements or the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.  In addition, at Emergent’s request, the Investor shall cause its Designated Directors to complete and execute Emergent’s standard Director and Officer Questionnaire prior to being admitted to the Board or standing for reelection at an annual meeting of stockholders or at such other time as may be reasonably requested by Emergent.  Nothing in this Agreement will prevent or prohibit the Board from removing a Designated Director from the Board in accordance with Emergent’s Bylaws (as then in effect).  If a Designated Director is removed from the Board in accordance with the immediately preceding sentence, the Investor shall have the right to designate a new Designated Director to fill the vacancy created by such Board removal as provided in the first sentence of Section 2.2.

2.5                               As compensation for their service on the Board, each Designated Director shall receive compensation from Emergent that is consistent with the compensation of other similarly situated members of the Board.

2.6                               Emergent shall provide customary director and officer indemnity insurance on the same terms as provided to other directors and officers of Emergent in effect from time to time and subject to the conditions and terms thereof, and Emergent further agrees that it shall enter into a customary indemnification agreement with any Designated Director.  Emergent hereby acknowledges that any director, officer or other indemnified person covered by such policy (any such persons, an “Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Investor, PJC or one or more of its Affiliates (the “Indemnitors”). To the extent permitted under Applicable Law, Emergent hereby (i) agrees that Emergent or any subsidiary of Emergent that provides indemnity shall be the indemnitor of first resort (i.e., its or their obligations to an Indemnitee shall be primary and any obligation of any Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnitee shall be secondary), (ii) agrees that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this agreement or any other agreement between Emergent and the Indemnitee, without regard to any rights an Indemnitee may have against the Indemnitors or their insurers, and (iii) irrevocably waives, relinquishes and releases the Indemnitors from any and all claims against the Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. To the extent permitted under Applicable Law, Emergent further agrees that no advancement or payment by the Indemnitors on behalf of an Indemnitee with respect to any claim for which an Indemnitee has sought indemnification from Emergent, as the case may be, shall affect the foregoing and the Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against Emergent.

2.7                               Each Designated Director shall use reasonable efforts to obtain any necessary approvals from the State of Florida Office of Insurance Regulation in connection with such Designated Director’s service on the Board.  If a Designated Director does not obtain any such necessary approvals from the State of Florida Office of Insurance Regulation within one hundred (100) days of the commencement of such Designated Director’s service on the Board, the Investor shall cause such Designated Director to, promptly upon the request of Emergent, submit his or her resignation to the Board.  If a Designated Director resigns from the Board pursuant to this Section 2.7, the Investor shall have the right to designate a new Designated Director to fill the vacancy created by such Board removal as provided in the first sentence of Section 2.2.  Emergent shall reimburse the Designated Director for all reasonable costs and expenses of the Designated Director incurred in connection with obtaining any necessary approvals from the State of Florida Office of Insurance Regulation pursuant to this Agreement.

SECTION 3.                            TERMINATION.

This Agreement shall terminate upon the earlier to occur of (a) the date that the Parties mutually agree to terminate this Agreement and (b) the date on which the Investor and/or any Affiliates thereof, in the aggregate, beneficially own (without duplication) less than the Minimum Percentage of the issued and outstanding shares of Common Stock.  The Investor shall promptly (and in any event within three (3) Business Days) provide written notice to Emergent if at any time the Investor and/or Affiliates thereof, in the aggregate, fail to beneficially own (without duplication) less than 20% or the Minimum Percentage of the issued and outstanding shares of Common Stock.

SECTION 4.                            MISCELLANEOUS.

4.1                               Entire Agreement. This Agreement, together with the Master Transaction Agreement and Opal Sheppard Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

4.2                               Parties in Interest.  Subject to the immediately following sentence, this Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the Parties and their successors and permitted assigns.  No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, duties or obligations hereunder without the prior written approval of the other Party; provided, however, that Investor may assign any or all of its rights and interests hereunder to one or more of its Affiliates so long as such Affiliate (x) is a holder of shares of Common Stock at the time of the assignment, and (y) executes and delivers a joinder agreement to this Agreement that is in form and substance reasonably satisfactory to Emergent.  There shall be no third-party beneficiaries to this Agreement except for the Indemnitors under Section 2.6, and other than such Section 2.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.3                               Amendment.  This Agreement may not be amended except by an instrument in writing signed by all of the Parties.

4.4                               Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

4.5                               Governing Law.  This Agreement shall be governed in all respects by, and construed in accordance with, the laws of the State of New York (without giving effect to its principles of conflicts of laws, to the extent such principles would require or permit the application of the laws of a jurisdiction other than the State of New York).

4.6                               Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

4.7                               Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

4.8                               Specific Performance.  The Parties agree that, in the event any provision of this Agreement is not performed in accordance with the terms hereof, (a) the non-breaching Party will sustain irreparable damages for which there is not an adequate remedy at law for money damages and (b) the non-breaching Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

4.9                               Notices.  All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been effectively given, sent, provided, delivered or received (a) when personally delivered to the Party to be notified, or (b) when sent by confirmed facsimile or by electronic transmission (“e mail”) to the Party to be notified, in either case to such Party at its address, facsimile number or e-mail address set forth on Schedule B.  A Party may change its address, facsimile number or e-mail address for purposes of notice hereunder by giving notice of such change to each other Party in the manner provided in this Section 4.9.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

EMERGENT CAPITAL, INC.

By:	/s/ Antony Mitchell
	Name:	Antony Mitchell
	Title:	Chief Executive Officer

PJC INVESTMENTS, LLC

By:	/s/ Patrick J. Curry
Name: Patrick J. Curry
Title: Manager

JSARCo, LLC

By:	TOPCO 1, LLC, its Managing Member

By:	/s/ Joseph E. Sarachek
Name: Joseph E. Sarachek
Title: Manager

Schedule A

1. Patrick J. Curry

2. Joseph E. Sarachek

Schedule B

PJC Investments, LLC

PJC Investments, LLC

1404 New Road

Waco, TX 76711

E-mail:   pcurry@pjcinvestments.com

Attention: Pat Curry

JSARCo, LLC

c/o Kelley Drye & Warren LLP

101 Park Ave

New York, NY 11109

Attention: Jack J. Miles, Esq.

E-mail:   jsarachek@triaxadvisors.com

Emergent Capital, Inc.

5355 Town Center Road, Suite 701

Boca Raton, Florida 33486

Fax No.: (561) 995 - 4201

E-mail:   coreilly@emergentcapital.com

Attention:  Office of the General Counsel